UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 2, 2007

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street
Cambridge, Massachusetts  02139
(Address of principal executive offices) (Zip Code)

(617) 444-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities

The information set forth in Item 8.01 below is incorporated by reference into this Item 3.02. The conversions described in Item 8.01 below were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof as the conversions were exchanges with our existing security holders where no commission or other remuneration was paid.

Item 8.01.   Other Events.

On March 5, 2007, we announced that holders of all of our 5.75% Convertible Senior Subordinated Notes due in February 2011, or 2011 Notes, had converted their 2011 Notes into shares of our common stock.  As of February 2, 2007, the date the 2011 Notes were called for redemption, the aggregate outstanding principal amount of the 2011 Notes was approximately $59.6 million.  In accordance with the terms of the indentures governing the 2011 Notes, the $59.6 million in outstanding principal amount of 2011 Notes was converted into shares of our common stock at a conversion rate of $14.94 per share.  As a result of the conversions of all of the outstanding 2011 Notes, we issued 3,992,473 shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: March 6, 2007	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel